Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Atlantic Tele-Network, Inc.
November 5, 2008		Michael T. Prior
Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network Reports Third Quarter 2008 Results

Third Quarter 2008 Highlights

•                  Revenue increases 16% to $55.9 million

•                  Operating income increases 17% to $20.4 million

•                  Earnings per share increases 8% to $0.66

Salem, MA (November 5, 2008) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI) today reported results for the quarter ended September 30, 2008.  For the three months ended September 30, 2008, revenue was $55.9 million, an increase of $7.8 million, or 16%, as compared to revenue of $48.1 million for the three months ended September 30, 2007.  Operating income increased 17% for the quarter to $20.4 million, as compared to $17.4 million for the quarter ended September 30, 2007.  Net income was $10.1 million for the quarter, as compared to $9.4 million for the same period in 2007, an increase of $0.7 million, or 7%.

On a per share basis, net income increased by 8% to $0.66 per diluted share from $0.61 per diluted share for the three months ended September 30, 2007.  Earnings per share were negatively impacted this quarter by $0.04 as a result of the addition of two early-stage businesses; which include IslandCom Telecommunications, a Turks & Caicos-based wireless company, a controlling interest of which was acquired by Bermuda Digital Communications (BDC) in September, and ION, a New York State fiber optic network, in which Sovernet acquired a majority stake of in August.

For the nine months ended September 30, 2008, revenue was $152.0 million, an increase of $14.8 million or 11% as compared to revenue of $137.2 million for the nine months ended September 30, 2007.  Operating income increased 15% for the nine months September 30, 2008 to $54.1 million, as compared to $46.9 million for the same period in 2007.  Net income was $28.2 million for the nine months ended September 30, 2008, as compared to $25.3 million for the same period in 2007, an increase of $2.9 million or 11%.  On a per share basis, net income also increased by 11% to $1.85 per diluted share from $1.66 per diluted share for the nine months ended September 30, 2007.

“Our wireless operations accounted for well over half of all revenue in the quarter” said Michael T. Prior, Chief Executive Officer of Atlantic Tele-Network, Inc. “Strong growth in our US wireless operations continued, and this business unit accounted for two-thirds of total wireless revenue.  This growth largely reflects the success of our accelerated build-out program in rural areas of the West and Midwest in the first half of 2008 to meet the needs of our larger carrier customers.  The consolidation of our Bermuda operations, following our ownership increase earlier this year, was also a large component of the year-on-year increase in wireless revenue. In Bermuda, subscriber levels were flat overall, although losses in the smaller pre-paid segment were offset in large part by gains in ARPU from higher-value users with data contracts.  We expect the recent investment in Turks and Caicos by Bermuda to provide a small boost to wireless revenue over the next twelve months; however, the start-up nature of those operations is likely to generate modest losses for at least that period.

“On the fixed line side of our business, our Guyana subsidiary helped drive another nice quarter of growth, but we expect to reduce our build-out of local access lines in coming quarters.  We are excited by Sovernet’s expansion beyond Vermont and New Hampshire with its investment, alongside a number of rural telephone operators, in a state-wide fiber optic network in New York State.  While we were happy to make these two new investments in the third quarter, they are relatively small and, given the strength of our balance sheet, we continue to look for larger opportunities.”

Third Quarter 2008 Operating Highlights

The following operating results for the quarter ended September 30, 2008 are compared against the same period in 2007 unless otherwise indicated.

Wireless Revenue.  Wireless revenue increased by $8.3 million, or 38%, to $30.4 million from $22.1 million.  Of this increase, $5.1 million was attributable to the consolidation of BDC, our Bermuda wireless operation, which the Company began consolidating as of May 15, 2008.  In addition, our U.S. rural wireless business saw revenue increase by $3.9 million, or 24%, to $19.9 million from $16.0 million, notwithstanding the sale of 59 sites in the fourth quarter of 2007.  These increases were offset by a $0.7 million decrease in our wireless business in Guyana.   Our U.S. rural wireless business continued to deploy new base stations and ended the quarter with a total of 396 base stations, compared to 286 on September 30, 2007.  In Guyana, our wireless revenue decline reflects the continued impact of competition that entered the market in late 2006 and a decline in subscribers from 330,000 as of September 30, 2007 to 273,000 as of September 30, 2008.

Local Telephone and Data Revenue.  Local telephone and data revenue grew to $12.8 million compared to $11.6 million in 2007, an increase of $1.2 million, or 10%.  Our Guyana operations increased their local telephone and data revenue by $0.7 million, or 10%, from $6.8 million to $7.5 million, as access lines increased from 127,000 lines to 136,000 lines, or 7%, and interconnect fees increased.  In New England, Sovernet recorded $4.1 million in local telephone and data revenue, an increase of $0.4 million over 2007 due largely to the acquisition of ION, an early stage fiber based transport provider, in August 2008.

International Long Distance Revenue.  International long distance revenue, all of which is generated by our GT&T subsidiary, was $11.8 million in 2008, a decrease of $1.5 million, or 11%, from $13.3 million in 2007.  This decrease, we believe, primarily was a result of a considerable increase in illegal bypass activities in the quarter, resulting in lost revenue opportunities.

Operating Expenses.  Operating expenses increased by $4.9 million, or 16%, from $30.7 million to $35.6 million for the third quarter of 2007 and 2008, respectively. Of this increase, $3.9 million represents operating expenses of BDC which the Company began consolidating as of May 15, 2008.  In addition, the Company recorded increased depreciation and amortization expense associated with our network expansion in the rural U.S. and in Guyana.  Such increases, however, were partially offset by a significant decrease in marketing expenses in Guyana, down from historical highs in 2007.  Operating expenses for the third quarter 2007 and 2008 also included non-cash stock based compensation expense of $0.2 million in each quarter.

Operating Income.  Operating income increased by $3.0 million, or 17%, from $17.4 million to $20.4 million for the quarter.  This increase came predominately from the consolidation of the results of the operations of BDC, effective May 15, 2008 and U.S. rural wireless revenue growth.

Conference Call Information

Atlantic Tele-Network will host a conference call Thursday, November 6, 2008 at 9:00 a.m. (EST) to discuss its third quarter results for 2008.  The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer.  The dial-in numbers are US/Canada: (800) 909-4147 and International: (212) 231-2921.  A replay of the call will be available from 12:00 p.m. (EST) November 6, 2008 until 12:00 p.m. (EST) on November 13, 2008. The replay dial-in numbers are US/Canada: (800) 633-8284 and International: (402) 977-9140, access code 21397997.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI) is a telecommunications company headquartered in Salem, Massachusetts.  Its principal subsidiaries include:  Guyana Telephone and Telegraph Company, Limited, which is the national telephone service provider for all local, long-distance and international services, as well as a wireless service provider in Guyana; Commnet Wireless, LLC, which provides voice and data wireless roaming services for U.S. and international carriers in rural areas throughout the United States; Bermuda Digital Communications Ltd., which is the leading provider of wireless voice and data services in Bermuda operating as Cellular One, and an early-stage wireless provider in Turks & Caicos; Sovernet, Inc., which provides wireline voice and data services to businesses and homes in New England and high capacity communications network transport services in New York State; and Choice Communications, LLC, which provides wireless television and wireless broadband services in the U.S. Virgin Islands.

Cautionary Language Concerning Forward-Looking Statements

This news release contains forward-looking statements relating to, among other matters, the future financial performance and results of operations of the Company; demand for our services and industry trends; the pace of our network expansion and improvement, including our realization of the benefits of these investments; and management’s plans and strategy for the future.  These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) significant political and regulatory risk facing our exclusive license to provide local exchange and international voice and data services in Guyana; (2) any significant decline in the price or volume of international long distance calls to Guyana; (3) increased competition affecting our businesses; (4) the regulation of rates that GT&T may charge for local wireline telephone service; (5) significant tax disputes between GT&T and the Guyanese tax authorities; (6) the derivation of a significant portion of our U.S. wireless revenue from a small number of customers;  (7) our ability to maintain favorable roaming arrangements, including the rates Commnet charges its wholesale customers; (8) economic, political and other risks facing our foreign operations; (9) regulatory changes affecting our businesses; (10) rapid and significant technological changes in the telecommunications industry; (11) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (12) any loss of any key members of management; (13) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (14) dependence of our wireless and wireline revenues on the reliability and performance of our network infrastructure; (15) the occurrence of severe weather and natural catastrophes; and (16) our ability to realize the value that we believe exists in businesses that we acquire.  These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which is on file with the SEC.  The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	December 31, 2007	September 30, 2008
Assets:
Cash and Cash Equivalents	$71,173	$72,301
Other Current Assets	47,202	44,473

Total Current Assets	118,375	116,774

Fixed Assets, net	155,753	187,038
Goodwill and Other Intangible Assets, net	56,431	74,875
Other Assets	14,067	7,996

Total Assets	$344,626	$386,683

Liabilities and Stockholders’ Equity:
Current Liabilities	$44,879	$38,369

Long Term Debt	50,000	74,062
Other Liabilities	13,540	11,865

Total Liabilities	108,419	124,296

Minority Interests	27,236	33,446

Stockholders’ Equity	208,971	228,941

Total Liabilities and Stockholders’ Equity	$344,626	$386,683

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2008	2007	2008
Revenue:
Wireless	$22,074	$30,388	$60,662	$74,927
Local Telephone and Data	11,642	12,807	34,148	37,321
International Long Distance	13,335	11,794	39,309	36,736
Other Revenues	1,043	919	3,053	2,968

Total Revenue	48,094	55,908	137,172	151,952

Operating Expenses:
Termination and Access Fees	7,944	9,612	22,200	25,544
Internet and Programming	857	869	2,524	2,631
Engineering and Operations	5,420	6,431	16,893	18,217
Sales, Marketing and Customer Services	3,614	3,123	12,352	8,741
General and Administrative	5,804	7,228	17,292	19,961
Depreciation and Amortization	6,815	8,289	19,975	22,790
(Gain)/Loss on Disposition of Long-Lived Assets	258	—	(917)	—

Total Operating Expenses	30,712	35,552	90,319	97,884

Operating Income	17,382	20,356	46,853	54,068

Other Income (Expense):
Interest Income (Expense), net	(7)	(389)	218	(727)
Other Income (Expense)	282	(4)	2,052	364

Other Income (Expense), net	275	(393)	2,270	(363)

Income Before Income Taxes, Equity in Earnings of Unconsolidated Affiliates and Minority Interests	17,657	19,963	49,123	53,705
Income Taxes	7,863	8,538	21,778	22,570

Income Before Equity in Earnings of Unconsolidated Affiliates and Minority Interests	9,794	11,425	27,345	31,135
Equity in Earnings of Unconsolidated Affiliates	668	—	1,766	735
Minority Interests	(1,060)	(1,286)	(3,762)	(3,659)

Net Income	$9,402	$10,139	$25,349	$28,211

Net Income Per Share
Basic	$0.62	$0.67	$1.67	$1.86
Diluted	$0.61	$0.66	$1.66	$1.85
Weighted Average Common Shares Outstanding
Basic	15,175	15,181	15,162	15,186
Diluted	15,317	15,254	15,295	15,266